                                                                    EXHIBIT 10.5

                             ASSUMPTION AGREEMENT

          THIS ASSUMPTION AGREEMENT, dated as of April 12, 1999, is made by Cortelco Systems Puerto Rico, Inc., a Puerto Rico corporation ("CSPRI"), in favor of FOOTHILL CAPITAL CORPORATION (the "Lender").

                             W I T N E S S E T H:

          WHEREAS, the Lender is party to that certain Loan and Security Agreement dated as of August 28, 1997 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") by and between Cortelco Puerto Rico, Inc., a Puerto Rico corporation ("CPR") and the Lender; and

          WHEREAS, CSPRI is a wholly-owned subsidiary of CPR and the extension of credit to CPR under the Loan Agreement is of direct benefit to CSPRI; and

          WHEREAS, as a condition to Lender's continued extension of credit under the Loan Agreement, Lender has required that CSPRI execute and deliver this Assumption Agreement;

          ACCORDINGLY, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CSPRI hereby agrees that all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), and further agrees as follows:

     1.   Assumption.
          ----------

          a. CSPRI hereby unconditionally and expressly assumes the due and punctual payment of the principal of and interest on all of the Loans and the due and punctual performance of all Obligations of the "Borrower" under the Loan Agreement and the other Loan Documents and hereby agrees that, immediately upon its execution of this Agreement, it will become a joint and several obligor under the Loan Agreement and the other Loan Documents and will perform and observe each and every one of the covenants, promises, agreements, terms, conditions, obligations, duties and liabilities of the "Borrower" under and in respect of the Loan Agreement and the other Loan Documents.

          b. All references to the "Borrower" in the Loan Agreement and each other Loan Document, or any document, instrument or agreement executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to include CSPRI unless the context otherwise clearly requires.

     2.   Representations and Warranties.  CSPRI hereby accepts and restates
          ------------------------------
each representation and warranty made by the "Borrower" in the Loan Agreement and the other Loan Documents (other than those representations and warranties made by CPR in the Loan Agreement which are intended to relate solely to CPR). CSPRI further represents and warrants to the Lender that each of the representations and warranties contained in Loan Agreement (other than those representations and warranties made by CPR in the Loan Agreement which are intended to relate solely to Borrower) is true and correct with respect to CSPRI on and as of the date thereof, except to the extent each such representation and warranty (a) relates expressly to an earlier date,
(b) was previously fulfilled in accordance with the terms of the Loan Agreement or (c) has subsequently become inapplicable. Each such representation and warranty is incorporated by reference herein in its entirety.

     3.   Further Assurances.  At any time and from time to time, upon the
          ------------------
request of the Lender, and at the sole expense of CSPRI, CSPRI will promptly execute and deliver any and all further instruments and documents and will take such further action as Lender may reasonably deem necessary to effect the purposes of this Assumption Agreement.

     4.   Amendment.  No amendment or waiver of any provision of this Assumption
          ----------
Agreement shall be effective, unless the same shall be in writing and executed in accordance with the provisions of the Loan Agreement.

     5.   Binding Effect.  This Assumption Agreement shall be binding upon CSPRI
          --------------
and shall inure to the benefit of the Lender, and its respective successors and assigns.

     6.   Governing Law.  This Assumption Agreement shall be governed by and
          -------------
construed in accordance with the laws of the Commonwealth of Puerto Rico.

          IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered by its duly authorized officer on the date first above written.

                              CORTELCO SYSTEMS PUERTO RICO, INC.


                              By: /s/ Sergio Moren
                                 _______________________________________________
                               Name:  /s/ Sergio Moren
                                    ____________________________________________
                               Title: VP/General Manager
                                    ____________________________________________

                              Attest: /s/
                                     ___________________________________________

                               Name:____________________________________________
                               Title: __________________________________________

                                                                 (SEAL)

Acknowledged and agreed to:

CORTELCO PUERTO RICO, INC.,


By: /s/ Francisco Sanchez
   _________________________________
Name:  Francisco Sanchez
      ______________________________
Title: VP/Treasurer
      ______________________________

                                                                    EXHIBIT 10.5

================================================================================

                                  $1,500,000
                          LOAN AND SECURITY AGREEMENT


                                BY AND BETWEEN


                          CORTELCO PUERTO RICO, INC.


                                      AND


                         FOOTHILL CAPITAL CORPORATION


                          DATED AS OF AUGUST 28, 1997

================================================================================

                               Table of Contents
                               -----------------

                                                                                     Page(s)
                                                                                     -------
1.   DEFINITIONS AND CONSTRUCTION..................................................   -1-
     1.1   Definitions.............................................................   -1-
     1.2   Accounting Terms........................................................  -17-
     1.3   Construction............................................................  -17-
     1.4   Schedules and Exhibits..................................................  -18-

2.   LOAN AND TERMS OF PAYMENT ....................................................  -18-
     2.1   Revolving Advances......................................................  -18-
     2.2   Letters of Credit.......................................................  -19-
     2.3   Overadvances............................................................  -19-
     2.4   Interest:  Rates, Payments, and Calculations; Promise to Pay............  -19-
     2.5   Collection of Accounts..................................................  -21-
     2.6   Crediting Payments; Application of Collections..........................  -21-
     2.7   Designated Account......................................................  -22-
     2.8   Maintenance of Loan Account; Statements of Obligations..................  -22-
     2.9   Fees....................................................................  -22-
     2.10  Tax Indemnity...........................................................  -23-

3.   CONDITIONS; TERM OF AGREEMENT.................................................  -26-
     3.1   Conditions Precedent to the Initial Advance.............................  -26-
     3.2   Conditions Precedent to all Advances....................................  -27-
     3.3   Condition Subsequent....................................................  -28-
     3.4   Term....................................................................  -28-
     3.5   Effect of Termination...................................................  -28-
     3.6   Early Termination by Borrower...........................................  -29-
     3.7   Termination Upon Event of Default.......................................  -29-

4.   CREATION OF SECURITY INTEREST.................................................  -29-
     4.1   Grant of Security Interest..............................................  -29-
     4.2   Negotiable Collateral...................................................  -29-
     4.3   Collection of Accounts, General Intangibles, and Negotiable Collateral..  -29-
     4.4   Delivery of Additional Documentation Required...........................  -29-
     4.5   Rights of Foothill......................................................  -30-
     4.6   Right to Inspect........................................................  -30-

5.   REPRESENTATIONS AND WARRANTIES................................................  -31-

     5.1   No Encumbrances.........................................................  -31-
     5.2   Eligible Accounts.......................................................  -31-
     5.3   Eligible Inventory......................................................  -31-
     5.4   Equipment...............................................................  -31-
     5.5   Location of Inventory and Equipment.....................................  -31-
     5.6   Inventory Records.......................................................  -31-
     5.7   Location of Chief Executive Office; FEIN................................  -32-
     5.8   Due Organization and Qualification; Subsidiaries........................  -32-
     5.9   Due Authorization; No Conflict..........................................  -32-
     5.10  Litigation..............................................................  -33-
     5.11  No Material Adverse Change..............................................  -34-
     5.12  Solvency................................................................  -34-
     5.13  Employee Benefits.......................................................  -34-
     5.14  Environmental Condition.................................................  -34-

6.   AFFIRMATIVE COVENANTS.........................................................  -35-
     6.1   Accounting System.......................................................  -35-
     6.2   Collateral Reporting....................................................  -35-
     6.3   Financial Statements, Reports, Certificates.............................  -36-
     6.4   Tax Returns.............................................................  -37-
     6.5   Intentionally Omitted...................................................  -37-
     6.6   Returns.................................................................  -37-
     6.7   Title to Equipment......................................................  -38-
     6.8   Maintenance of Equipment................................................  -38-
     6.9   Taxes...................................................................  -38-
     6.10  Insurance...............................................................  -38-
     6.11  No Setoffs or Counterclaims.............................................  -40-
     6.12  Location of Inventory and Equipment.....................................  -40-
     6.13  Compliance with Laws....................................................  -40-
     6.14  Employee Benefits.......................................................  -40-
     6.15  Leases..................................................................  -41-

7.   NEGATIVE COVENANTS............................................................  -41-
     7.1   Indebtedness............................................................  -42-
     7.2   Liens...................................................................  -43-
     7.3   Restrictions on Fundamental Changes.....................................  -43-
     7.4   Sale or Disposal of Assets..............................................  -43-
     7.5   Change Name.............................................................  -43-
     7.6   Guarantee...............................................................  -43-
     7.7   Nature of Business......................................................  -43-
     7.8   Repayments, Prepayments and Amendments..................................  -44-

     7.9    Change of Control......................................................  -44-
     7.10   Consignments...........................................................  -44-
     7.11   Distributions..........................................................  -44-
     7.12   Accounting Methods.....................................................  -45-
     7.13   Investments............................................................  -45-
     7.14   Transactions with Affiliates...........................................  -45-
     7.15   Suspension.............................................................  -46-
     7.16   Compensation...........................................................  -46-
     7.17   Use of Proceeds........................................................  -46-
     7.18   Change in Location of Chief Executive Office; Inventory and Equipment
            with Bailees...........................................................  -46-
     7.19   No Prohibited Transactions Under ERISA.................................  -46-

8.   EVENTS OF DEFAULT.............................................................  -47-

9.   FOOTHILL'S RIGHTS AND REMEDIES................................................  -49-
     9.1    Rights and Remedies....................................................  -49-
     9.2    Remedies Cumulative....................................................  -52-

10.  TAXES AND EXPENSES............................................................  -53-

11.  WAIVERS; INDEMNIFICATION......................................................  -53-
     11.1   Demand; Protest; etc...................................................  -53-
     11.2   Foothill's Liability for Collateral....................................  -53-
     11.3   Indemnification........................................................  -53-

12.  NOTICES.......................................................................  -54-

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER....................................  -56-

14.  DESTRUCTION OF BORROWER'S DOCUMENTS...........................................  -57-

15.  GENERAL PROVISIONS............................................................  -57-
     15.1   Effectiveness..........................................................  -57-
     15.2   Successors and Assigns.................................................  -57-
     15.3   Section Headings.......................................................  -57-
     15.4   Interpretation.........................................................  -57-
     15.5   Severability of Provisions.............................................  -58-
     15.6   Amendments in Writing..................................................  -58-
     15.7   Counterparts; Telefacsimile Execution..................................  -58-
     15.8   Revival and Reinstatement of Obligations...............................  -58-

     15.9   Integration............................................................. -58-
     15.10  Time of the Essence..................................................... -59-

          SCHEDULES AND EXHIBITS
          ----------------------

Schedule E-1              Eligible Inventory Locations
Schedule P-1              Permitted Liens
Schedule 5.8              Shareholders and Subsidiaries
Schedule 5.10             Litigation
Schedule 5.13             ERISA Benefit Plans
Schedule 6.12             Location of Inventory and Equipment
Schedule 7.1              Indebtedness as of Closing Date
Schedule 7.13             Investments
Exhibit P-1               Projections

                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


     THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of August 28, 1997, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and an office located in Atlanta, Georgia and CORTELCO PUERTO RICO, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico ("Borrower"), with its chief executive office located at 1550 Ponce de Leon Avenue, San Juan, Puerto Rico 00926.

     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

          "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "Advances" has the meaning set forth in Section 2.1(a).

          "Affiliate" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

          "Agreement" has the meaning set forth in the preamble hereto.

          "Alcatel" means Alcatel Network Systems, Inc., a Delaware corporation.

          "Alcatel Debt" means that Indebtedness owing by Cortelco Systems Holding Corp. to Alcatel pursuant to that certain Promissory Note dated December 16, 1993, in the original principal amount of $8,000,000.

          "Applicable Law" means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, all environmental laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

          "Assignment of Accounts Receivable" shall mean that certain Assignment of Accounts Receivable Agreement executed by Borrower in favor of Foothill of even date herewith, as the same may be amended, modified or supplemented from time to time.

          "Authorized Person" means any officer or other employee of Borrower.

          "Average Unused Portion of Maximum Amount" means, as of any date of determination, (a) the Maximum Amount, less (b) the average Daily Balance of Advances that were outstanding during the immediately preceding month.

          "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.
(S) 101 et seq.), as amended, and any successor statute.

          "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

          "Borrower" has the meaning set forth in the preamble to this Agreement.

          "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

          "Borrowing Base" has the meaning set forth in Section 2.1(a).

          "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

          "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" other than Parent (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than ten percent (10%) of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors.

          "Chattel Mortgage" means that certain Personal Property Mortgage executed by the Borrower in favor of the Lender of even date herewith, as the same may be amended, supplemented or modified from time to time.

          "CII Loan Agreement" means the Loan and Security Agreement entered into by and between Cortelco International, Inc. and Foothill on July 31, 1997, as amended or modified from time to time.

          "Closing Date" means the date of the making of the initial Advance.

          "Code" means the Factor's Lien Act, the Assignment of Accounts Receivable Act and the Uniform Commercial Code, as in effect from time to time in the Commonwealth of Puerto Rico.

               "Collateral" means all property of Borrower, including each of the following:

               (a)   the Accounts;

               (b)   Borrower's Books;

               (c)   the Equipment;

               (d)   the General Intangibles;

               (e)   the Inventory;

               (f)   the Investment Property;

               (g)   the Negotiable Collateral;

               (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill; and

               (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

               "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

               "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

               "Daily Balance" means the amount of an Obligation owed at the end of a given day.

               "deems itself insecure" means that Foothill in good faith believes that the prospect of payment or performance by the Borrower is impaired.

               "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

               "Designated Account" means account number 0-300069-029 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) which has been designated, in writing and from time to time, by Borrower to Foothill.

               "Designated Account Bank" means Citibank, N.A., whose office is located in ______________, and whose ABA number is 021000089.

          "Dilution" means, in each case based upon the experience of the immediately prior three (3) months, the result of dividing the Dollar amount of
(a) bad debt write-downs, discounts, advertising, returns, promotions, credits, or other dilution with respect to the Accounts, by (b) Borrower's Collections (excluding extraordinary items) plus the Dollar amount of clause (a).

          "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce Foothill's advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of five percent (5.00%).

          "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

          "Dollars or $" means United States dollars.

          "Eligible Accounts" means, collectively, the Eligible Interconnect Accounts and the Eligible Cellular Accounts.

          "Eligible Cellular Accounts" means those Accounts created by Borrower in the ordinary course of business (net of finance charges), that arise out of Borrower's sale of cellular phone equipment and pagers and the resale of air time relating thereto pursuant to a Reseller Agreement, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, that are and at all times continue to be reasonably acceptable to Foothill in all respects (provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment), and that do not constitute Excluded Accounts.

          "Eligible Interconnect Accounts" means those Accounts created by Borrower in the ordinary course of business (net of finance charges), that arise out of Borrower's sale and installation of PBX interconnect telephone systems and the maintenance of such telephone systems pursuant to a maintenance contract, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, that are and at all times continue to be reasonably acceptable to Foothill in all respects (provided, however, that standards of eligibility may be Fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment), and that do not constitute Excluded Accounts.

          "Eligible Inventory" means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower's business that are located at Borrower's premises identified on Schedule E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with GAAP and Borrower's current and historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

          (a) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

          (b)  it is not located at one of the locations set forth on Schedule
E-1;

          (c) it is not located on property owned or leased by Borrower or in a contract warehouse, in each case, subject to a Collateral Access Agreement executed by the mortgagee, lessor, the warehouseman, or other third party, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

          (d) it is not subject to a valid and perfected first priority security interest in favor of Foothill;

          (e) it does not meet all of Borrower's quality standards or any other standards imposed by any Person having regulatory authority over such goods;

          (f)  it consists of goods rejected by Borrower's customers; and

          (g) it is obsolete, a restrictive or custom item, work-in-process, a component that is not part of finished goods, or constitutes spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, sample Inventory, "seconds," or Inventory acquired on consignment.

          "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including,

(a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. (S)(S) 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

          "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

          "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

          "Event of Default" has the meaning set forth in Section 8.

          "Excluded Accounts" means the following:

          (a) Accounts (i) that the Account Debtor has failed to pay within sixty (60) days of the due date; or (ii) with selling terms of more than sixty
(60) days;

          (b) Accounts owed by an Account Debtor or its Affiliates where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

          (c) Accounts with respect to which the Account Debtor is an employee, Affiliate or agent of Borrower;

          (d) Accounts with respect to which goods are samples or are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

          (e) Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States or Puerto Rico, or (ii) is not organized under the laws of the United States or any State thereof or Puerto Rico, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Foothill (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Foothill and is directly drawable by Foothill, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill;

          (f) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. (S) 3727), or (ii) any State, territory or commonwealth of the United States (exclusive, however, of Accounts owed by any State, territory or commonwealth that does not have a statutory counterpart to the Assignment of Claims Act), to the extent such accounts described in (i) and (ii) above exceed, in the aggregate, $250,000;

          (g) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, has cancelled its contract with Borrower, or has made any claim with respect to the Account (to the extent of such claim);

          (h) Accounts, to the extent such Accounts, together with all other Accounts owing by such Account Debtor to Borrower, exceed in the aggregate ten percent (10%) of all Eligible Accounts of Borrower;

          (i) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

          (j) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

          (k) Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

          (l) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement; and

          (m) Accounts that represent progress payments, deposits or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

          "Existing Lender" means Citibank, N.A.

          "Factor's Lien Agreement" shall mean that certain Factor's Lien Contract and Assignment of Accounts Receivable executed by Borrower in favor of Foothill of even date herewith, as the same may be amended, modified or supplemented from time to time.

          "FEIN" means Federal Employer Identification Number.

          "First Bank" means FirstBank Puerto Rico.

          "First Bank Mortgage" means that certain Deed of Mortgage entered into between Borrower and First Bank on August 29, 1997, as amended, restated or supplemented from time to time.

               "Foothill" has the meaning set forth in the preamble to this Agreement.

               "Foothill Account" has the meaning set forth in Section 2.5.

               "Foothill Expenses" means all: reasonable costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; reasonable fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals), costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); reasonable charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

               "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

               "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including Reseller Agreements (to the extent such assignment is not prohibited by the terms of such Reseller Agreement) and other contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty, distribution or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

          "Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

          "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases,
(d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

          "Inventory Reserves" means reserves (determined from time to time by Foothill in its reasonable credit judgment) for the estimated reclamation claims of unpaid sellers of Inventory sold to Borrower.

          "Investment Property" means all securities, whether certificated or uncertificated, all security entitlements, all securities accounts, all commodity futures contracts, all options on commodity futures contracts, all commodity options and all commodity accounts, whether now owned or hereafter acquired by Borrower.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

          "Loan Account" has the meaning set forth in Section 2.8.

          "Loan Documents" means this Agreement, the Disbursement Letter, the Chattel Mortgage, the Factor's Lien Agreement, the Assignment of Accounts Receivable, the Lockbox Agreements, the Collateral Access Agreements, any assignment of insurance policies, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

          "Lockbox Account" means a depositary account established pursuant to one of the Lockbox Agreements.

          "Lockbox Agreements" means those certain Lockbox Operating Procedural Agreements and those certain Blocked Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

          "Lockbox Banks" means Citibank, N.A., and/or such other Person or Persons as Foothill and Borrower may designate from time to time.

          "Lockboxes" has the meaning set forth in Section 2.5.

          "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority or enforceability of Foothill's Liens with respect to the Collateral.

          "Maturity Date" has the meaning set forth in Section 3.4.

          "Maximum Amount" means $1,500,000.

          "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

          "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, investment property, security entitlements, securities (including the shares of stock of Subsidiaries, if any, of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

          "Obligations" means all (a) loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan

Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise; and
(b) all Obligations (as defined in the CII Loan Agreement) under the CII Loan Agreement.

          "Other Taxes" has the meaning set forth in Section 2.10.

          "Overadvance" has the meaning set forth in Section 2.3.

          "Parent" means Cortelco Systems Holding Corporation, a Delaware corporation.

          "Parent Note" has the meaning set forth in Section 7.1(f)(iii).

          "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Foothill, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrower.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

          "Permitted Liens" means (a) Liens held by Foothill, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases and purchase money Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted hereunder and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that would not have a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) the Lien of First Bank on the Borrower's Real Property located at 1550 Ponce de Leon Avenue, San Juan, Puerto Rico (and on the Borrower's Equipment to the extent such Equipment is permanently attached to such Real Property), pursuant to the First Bank Mortgage, to the extent such Lien secures Indebtedness permitted by Section 7.1(g); (k) Liens of First Bank on rents received by the Borrower, as lessor, in connection with the Borrower's lease of a portion of the Real Property located at 1550 Ponce de Leon Avenue, San Juan, Puerto Rico; and
(l) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower.

          "Permitted Protest" means the right of Borrower to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

          "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

          "Projections" means those projections [attached hereto as Exhibit P-1 for the fiscal year ending 7/31/98 and such other subsequent projections] of Borrower's financial statements as Foothill may request from time to time, for such periods and in such form and substance as may be mutually agreed upon by Borrower and Foothill.

          "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

          "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

          "Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days notice to the PBGC is waived under applicable regulations.

          "Reseller Agreements" means those certain Reseller Agreements now or hereafter entered into by the Borrower, as reseller, and CCPR Services, Inc., Puerto Rico Telephone Company, Celulares Telefonica, and any other Person pursuant to which the Borrower is granted the right to resell cellular or paging air time on behalf of such Person.

          "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

          "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

          "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

          "Taxes" has the meaning set forth in Section 2.10.

          "Voidable Transfer" has the meaning set forth in Section 15.8.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

     1.3 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "exist", "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

     1.4 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

  2. LOAN AND TERMS OF PAYMENT.

     2.1  Revolving Advances.

          (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Amount, or (ii) the Borrowing Base less the aggregate amount of the Inventory Reserves.
                           ----
For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                    (x) the lesser of (i) (a) eighty percent (80%) of Eligible Interconnect Accounts plus seventy percent (70%) of Eligible Cellular
                                ----
          Accounts, less (b) the amount, if any, of the Dilution Reserve, and
                    ----
          (ii) an amount equal to Borrower's Collections with respect to Accounts for the immediately preceding sixty (60) day period, plus

                    (y) the lowest of (i) $1,000,000, (ii) twenty percent (20%) of the value of Eligible Inventory, and (iii) one hundred percent (100%) of the amount of credit availability created by clause (x)
                                                                 ----------
          above, minus

                    (z) the aggregate amount of reserves, if any, established by Foothill under Section 2.1(b).
                         --------------

          (b) Anything to the contrary in Section 2.1(a) above notwithstanding,
                                          --------------
Foothill may create reserves against the Borrowing Base or reduce its advance rates based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that any of the circumstances described in clauses (b), (c) or (d) of the definition of "Material Adverse Change" have occurred. Additionally, Borrower acknowledges that the advance rate against Eligible Inventory set forth in clause (y)(ii)
                                                              --------------
above is based on the appraisal of Eligible Inventory performed by Koll-DoveTech Global Valuation prior to the Closing Date and agrees that Foothill may adjust the advance rate against Eligible Inventory set forth in clause (y)(ii) above
                                                         --------------
based on the results of subsequent quarterly appraisals of the Eligible
Inventory.

          (c) Foothill shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Amount.

          (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and,
                                                -----------
subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

     2.2  Letters of Credit.  Intentionally Omitted.

     2.3 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Section 2.1 is greater than
                                                     -----------
either the Dollar or percentage limitations set forth in Section 2.1 (an
                                                         -----------
"Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill to repay Advances outstanding under
Section 2.1.
-----------

     2.4  Interest:  Rates, Payments, and Calculations; Promise to Pay.

          (a) Interest Rate. Except as provided in clause (c) below, all Obligations shall bear interest at a per annum rate equal to the Reference Rate plus one and one-quarter percentage points (1.25%).
----

          (b) Intentionally Omitted.

          (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest at a per annum rate equal to the Reference Rate plus three and one-quarter percentage points
                            ----
(3.25%).

          (d) Minimum Interest. Notwithstanding anything to the contrary set forth in clauses (a) or (c) above, in no event shall the rate of interest chargeable hereunder for any day be less than eight percent (8.00%) per annum, and in no event shall the aggregate interest chargeable pursuant to this Section
                                                                         -------
2.4 for any month be less than $4,000.  To the extent that interest accrued
---
hereunder at the rate set forth herein would be less than eight percent (8.00%) per annum, the interest rate chargeable hereunder for such day automatically shall be deemed increased to such minimum rate. To the extent that interest accrued hereunder at the rates set forth herein (including the minimum interest rate) would yield less than $4,000 per month, the rates chargeable hereunder for the period in question automatically shall be deemed increased to such rates that would result in the minimum amount of interest being accrued and payable hereunder. Foothill shall be entitled to such minimum interest even if there are no Advances outstanding hereunder and, in such event, the amount of such minimum interest shall be deemed to be an additional fee payable by Borrower hereunder.

          (e) Payments. Interest payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), the fees and charges provided for in Section 2.9 (as and when accrued or incurred), and all
                        -----------
installments or other payments due under any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

          (f) Computation. The Reference Rate as of the date of this Agreement is 8.50% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

          (g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein
                             --------  -------
to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto as
                                                                  ---- -----
of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          (h) Promise to Pay. Borrower hereby promises to pay to Foothill the principal amount of all Advances, together with accrued interest, fees and other amounts due thereon, all in accordance with the terms of this Agreement.

     2.5 Collection of Accounts. Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections (other than the
                                               ---
payment of rents subject to a prior lien of First Bank as set forth in clause
(k) of the definition of "Permitted Liens" set forth herein) in respect thereof to such Lockboxes. Borrower, Foothill, and the

Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill.

          2.6 Crediting Payments; Application of Collections. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1,
                                                                  -----------
but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for one (1) Business Day of `clearance' or `float' at the rate set forth in Section 2.4(a) or Section 2.4(c)(i), as applicable, on
                         --------------    -----------------
all Collections that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise). This across-the-board one (1)
                  -----------
Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging one (1) Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 2:00 p.m. Eastern time. If any Collection item is received into the Foothill Account on a non-Business Day or after 2:00 p.m. Eastern time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

          2.7 Designated Account. Foothill is authorized to make the Advances in immediately available funds under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.4(e). Borrower agrees to
                                       --------------
establish and maintain the

Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

          2.8 Maintenance of Loan Account; Statements of Obligations. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with
Section 2.6, the Loan Account will be credited with all payments received by
-----------
Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

          2.9  Fees.  Borrower shall pay to Foothill the following fees:

               (a) Closing Fee.  On the Closing Date, a closing fee of $7,500;

               (b) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to three-eighths of one percent (0.375%) per annum times the Average Unused Portion of the Maximum Amount;

               (c) Annual Facility Fee. On each anniversary of the Closing Date, an annual facility fee in an amount equal to one-eighth of one percent (0.125%) of the Maximum Amount;

               (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of $650 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill (provided, so long as no Event of Default has occurred, Borrower shall not be required to pay examiner fees (specifically excluding out-of-pocket expenses) during any calendar year in an aggregate amount in excess of $13,000); Foothill's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; and, on each anniversary of the Closing Date, Foothill's customary fee of $1,000 per year for its loan documentation review; and Borrower acknowledges that Foothill, Koll-DoveTech Global Valuation, Daley-Hodkin Corporation or any other Person selected by Foothill and reasonably acceptable to Borrower, shall conduct appraisals, reviews and/or audits of the Collateral not less than once every ninety (90) days (commencing ninety (90) days from the date of the appraisal obtained by Foothill prior to the Closing Date); provided, so long as no Event of Default has occurred, Borrower shall not be required to pay fees for any such quarterly appraisal in an aggregate amount, together with all such appraisal fees paid by Cortelco International, Inc. under the CII Loan Agreement during such quarter, in excess of $4,000, and such appraisals shall not occur more than once each ninety day period; and

               (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $1,500.

               (f) Miscellaneous. The fees set forth above shall be fully earned when due, non-refundable when paid and, if applicable, computed on the basis of a 360 day year for the actual number of days elapsed.

     Section 2.10 Tax Indemnity. (a) All payments by Borrower under this Agreement or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding taxes paid or payable by Foothill or required to be withheld from a payment to Foothill as a result of Foothill having a present or former connection to the jurisdiction imposing such tax (other than such connection arising solely from Foothill having executed and delivered or performed its obligations or received a payment under, this Agreement or any other Loan Document) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and other liabilities being referred to herein as "Taxes"), unless such Taxes are required by law or the administration thereof to be withheld or deducted. If Borrower shall be required by law or the administration thereof to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document: (i) the sum payable shall be increased (and, for greater certainty, in the case of interest, the amount of interest shall be increased) as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section 2.10) Foothill receives an amount equal to the sum it would have received if no deduction or withholding had been made; (ii) Borrower shall make such deductions or withholdings; and (iii) Borrower shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with Applicable Law.

          (b) Borrower shall pay any present or future stamp or documentary taxes or any other foreign exchange, foreign investment, property or any other type of taxes, charges, fees or costs or similar levies or any financial institutions duty and debits tax which arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (all such taxes, fees or charges, costs, and levies being herein referred to as "Other Taxes").

          (c) Borrower shall indemnify Foothill for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by Foothill and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes are correctly or legally asserted so that, after the receipt of any indemnity payment under this Section 2.10, Foothill shall be in the same position as it would have been had it not been required to pay any Taxes or Other Taxes. Borrower shall also indemnify Foothill on a after-tax basis for any additional taxes on net income that Foothill may be obliged to pay as the result of the receipt of additional amounts under this Section 2.10 (computed on the basis that the only receipts and deductions of Foothill are in respect of the Obligations). Payment under this indemnification shall be made within thirty (30) days from the date Foothill makes written demand therefor. A certificate as to the amounts owing by Borrower under this Section 2.10 submitted to Borrower by Foothill shall be conclusive evidence, absent manifest error, of the amount due from Borrower to Foothill. For greater certainty, the parties acknowledge that nothing contained in this Section 2.10 shall be interpreted as requiring Borrower to pay to any taxation authority any Taxes or Other Taxes owed by it to such taxation authority and which are contested in good faith and by proper proceedings and against which adequate reserves are maintained, provided that any such contest of Taxes or Other Taxes shall have no effect on any rights of Foothill under this Section 2.10, including without limitation, the right to receive indemnification payments within thirty (30) days of written demand therefor.

          (d) Borrower shall furnish to Foothill the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes, promptly after receipt by Borrower of any such receipt.

          (e) If Foothill is, in its sole opinion, entitled to claim a refund or able to apply for or otherwise take advantage of any tax credit, tax deduction or similar benefit by reason of any withholding or deduction made by Borrower in respect of a payment made by it hereunder which payment shall have been increased pursuant to Section 2.10(a), then Foothill will use reasonable efforts to obtain such refund, credit, deduction or benefit and upon receipt thereof will pay to Borrower such amount (if any) not exceeding the increased amount paid by Borrower as equals the net after-tax value to Foothill of such part of such refund, credit, deduction or benefit as it considers is allocable to such withholding or deduction having regard to all its dealings giving rise to similar credits, deductions or benefits in relation to the same tax period and to the cost of obtaining the same. There is no obligation for Foothill to claim any refund or to apply for or take advantage of any tax credit, tax deduction or similar benefit as contemplated by this paragraph. Nothing herein shall (i) interfere with the right of Foothill to arrange its tax affairs in whatever manner it deems appropriate; and (ii) Foothill shall not be obligated to disclose to Borrower any information regarding its tax affairs or tax computations, except to the extent that such information is necessary to determine Borrower's liability hereunder. Further, Foothill shall not be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any such deduction or withholding in priority to any other relief, claims, credits or deductions available to it.

          (f) Notwithstanding anything in this Section 2.10 to the contrary, at no time shall Borrower be obligated to pay any corporate level excise tax, franchise tax, income tax or any privilege tax measured based on income of Foothill.

          (g) Without prejudice to the survival of any other agreement or obligation of the Borrower hereunder, the obligations of Borrower under this
Section 2.10 shall survive the payment in full of the Obligations.

          3.  CONDITIONS; TERM OF AGREEMENT.

              3.1 Conditions Precedent to the Initial Advance. The obligation of Foothill to make the initial Advance is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                   (a) the Closing Date shall occur on or before August 29, 1997;

                   (b)   Intentionally Omitted.

                   (c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                         (i)     the Lockbox Agreements;

                         (ii)    the Disbursement Letter;

                         (iii) the Pay-Off Letter, lien termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower, and lien termination statements for all other Liens in and to the properties and assets of Borrower that are not Permitted Liens; and

                         (iv) the Chattel Mortgage, the Factor's Lien Agreement, the Assignment of Accounts Receivable, and the other Loan Documents;

                   (d) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

                   (e) Foothill shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                   (f) Foothill shall have received a certificate of status with respect to Borrower, dated within ten (10) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                   (g)   Intentionally Omitted.

                   (h) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section
                                                                      -------
6.10, the form and substance of which shall be satisfactory to Foothill and its
----
counsel;

                   (i) Foothill shall have received such Collateral Access Agreements from such lessors, warehousemen, bailees, and other third persons as Foothill may require;

                   (j) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill and its counsel in their sole discretion;

                   (k) After giving effect to the making of the requested initial Advance hereunder, Borrower shall have demonstrated that it has, on the Closing Date, funds available to be borrowed hereunder in an aggregate amount equal to or greater than $200,000;

                   (l) Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest; and

                   (m) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

              3.2 Conditions Precedent to all Advances. The following shall be conditions precedent to all Advances hereunder:

                   (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                   (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

                   (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

              3.3 Condition Subsequent. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                   (a) within thirty (30) days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of
                                         ------------
which shall be satisfactory to Foothill and its counsel.

              3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Maturity Date") that is four (4) years from the Closing Date, unless sooner terminated pursuant to the terms hereof. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

              3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated.

              3.6 Early Termination by Borrower. Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement, without penalty, by paying to Foothill, in cash, the Obligations in full.

              3.7  Termination Upon Event of Default. [Intentionally Omitted.]


          4.  CREATION OF SECURITY INTEREST.

              4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except as permitted by Section 7.4,
                                                                 -----------
Borrower has no authority, express or implied, to sell or dispose of any item or portion of the Collateral.

              4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

              4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. Upon the occurrence and during the continuation of an Event of Default or if Foothill deems itself insecure, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

              4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all notice of lien filings, financing statements, continuation financing statements, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form reasonably satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

              4.5 Rights of Foothill. Borrower hereby irrevocably agrees that Foothill shall have the right to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name
                                                      -----------
of Borrower on any of the documents described in Section 4.4, (b) at any time
                                                 -----------
that an Event of Default has occurred and is continuing or Foothill deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. Each and every one of Foothill's rights and powers set forth herein, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

              4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (during normal business hours if no Event of Default then exists or at any time if an Event of Default then exists) to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

          5.  REPRESENTATIONS AND WARRANTIES.

              In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance thereafter, as though made on and as of the date of such Advance (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

              5.1 No Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

              5.2 Eligible Accounts. The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account.

          5.3 Eligible Inventory. All Eligible Inventory is of good and merchantable quality, free from known defects.

          5.4 Equipment. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

          5.5 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, consignee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.
              -------------                           ------------

          5.6 Inventory Records. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

          5.7 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 66-023-7596. Borrower does not have or maintain any other office or place of business.

          5.8  Due Organization and Qualification; Subsidiaries.

               (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

               (b) Set forth on Schedule 5.8, is a complete and accurate list of
                                ------------
all shareholders of Borrower owning five (5) percent or more of Borrower's capital stock as of the Closing Date, showing: (i) the number of shares of each class of common and preferred stock authorized for Borrower; and (ii) the number and the percentage of the outstanding shares of each such class owned by such shareholders.

               (c) Set forth on Schedule 5.8, is a complete and accurate list of
                                ------------
Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

               (d) Except as set forth on Schedule 5.8, no capital stock (or any
                                          ------------
securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of Borrower or any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

          5.9  Due Authorization; No Conflict.

               (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

               (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower (including the First Bank Mortgage), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower, except for Alcatel (which consent has been obtained).

               (c) Other than the filing of appropriate notice of lien statements, the Factor's Lien Agreement and the Chattel Mortgage, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person, except for Alcatel (which consent has been obtained).

               (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

               (e) The Liens granted by Borrower to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

          5.10 Litigation. There are no actions or proceedings pending by or against Borrower or any of its assets before any court or governmental agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, its assets or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.10; and (c) matters arising
                                        -------------
after the date hereof that, if decided adversely to Borrower, would not have a Material Adverse Change.

          5.11 No Material Adverse Change. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

          5.12 Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

          5.13 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries
                           -------------
and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any Applicable Law or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

          5.14 Environmental Condition. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. To the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. To the best of Borrower's knowledge, no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

     6.   AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

          6.1 Accounting System. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may reasonably be requested by Foothill. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

          6.2 Collateral Reporting. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) on each Business Day, a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base as of such date, (b) on a monthly basis and, in any event, by no later than the tenth (10th) day of each month during the term of this Agreement, (i) a detailed calculation of the Borrowing Base, and (ii) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Foothill, (c) on a monthly basis and, in any event, by no later than the tenth (10th) day of each month during the term of this Agreement, a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, (d) on a weekly basis, Inventory reports specifying Borrower's cost and the wholesale market value of its Inventory by category, with additional detail showing additions to and deletions from the Inventory, (e) on each Business Day, notice of all returns, disputes, or claims, (f) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Accounts and for Inventory and Equipment acquired by Borrower, purchase orders and invoices, (g) on a quarterly basis, a detailed list of Borrower's customers, (h) on a monthly basis, a calculation of the Dilution for the prior month; and (i) such other reports as to the Collateral or the financial condition of Borrower as Foothill may request from time to time. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor and, upon the occurrence of an Event of Default or at Foothill's request if Foothill deems itself insecure, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill.

          6.3  Financial Statements, Reports, Certificates. (a)  Deliver to
Foothill: (i) as soon as available, but in any event within forty-five (45) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; (ii) as soon as available, but in any event within forty-five (45) days after the end of each fiscal year of Borrower, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; and (iii) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries, or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

               (b) Together with the above, if Borrower becomes a public corporation, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower, and if Parent becomes a public corporation, Borrower shall also deliver to Foothill each of the above-referenced reports of, and filings made by, Parent.

               (c) Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate
            --------------
signed by its chief financial officer stating that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and (iii) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i) or (ii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

               (d) Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request and that is in such accountant's possession, custody or control. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions. In all cases, Foothill shall request that Borrower obtain and provide such information to Foothill and give Borrower a reasonable opportunity to so provide same and only if the requested information is not so provided shall Foothill request such information directly from such auditors, accountants or other third parties.

          6.4 Tax Returns. Deliver to Foothill, within thirty (30) days of the filing thereof, copies of each of Borrower's future (a) federal income tax returns, and any amendments and requests for extension relating thereto, filed with the Internal Revenue Service, (b) commonwealth income tax returns, and any amendments and requests for extension relating thereto, filed with the Department of the Treasury, and (c) personal property tax returns, and any amendments and requests for extension relating thereto, filing with any Puerto Rico tax authority.

          6.5  Intentionally Omitted.

          6.6 Returns. Cause returns and allowances, if any, as between Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.

          6.7 Title to Equipment. Upon Foothill's reasonable request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

          6.8 Maintenance of Equipment. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date (and the required replacement thereof), Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

          6.9 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.
Borrower shall make due and timely payment or deposit of all such federal, state, commonwealth and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by Applicable Laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, commonwealth, state, and federal income taxes, and will upon request furnish Foothill with proof reasonably satisfactory to Foothill indicating that Borrower has made such payments or deposits.

          6.10 Insurance.

               (a) At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Foothill shall specify, shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this
Section 6.10 shall contain an agreement by the insurer that it will not cancel
------------
such policy except after thirty (30) days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Collateral for purposes more hazardous than permitted by the terms of such policy or (ii) any change in title or ownership of the Collateral. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

               (c) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least thirty (30) days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance, and Foothill shall have the right to adjust any loss. Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to

Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

               (d) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured
           ------------
with the loss payable to Foothill under a standard California 438BFU (NS) Mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

          6.11 No Setoffs or Counterclaims. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.12 Location of Inventory and Equipment. Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however,
                                              -------------  --------  -------
that Borrower may amend Schedule 6.12 so long as such amendment occurs by
                        -------------
written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States or the Commonwealth of Puerto Rico, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

          6.13 Compliance with Laws. Comply with the requirements of all Applicable Laws and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to result in a Material Adverse Change.

          6.14 Employee Benefits.

               (a) Promptly, and in any event within ten (10) Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, deliver to Foothill a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall (i) be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, deliver to Foothill a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, deliver to Foothill copies of each such notice.

               (b) Cause to be delivered to Foothill, upon Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries;
(ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

          6.15 Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

     7.   NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent :

          7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
               (a) Indebtedness evidenced by this Agreement;

               (b) Indebtedness set forth on Schedule 7.1 and in existence on
                                             ------------
the Closing Date;

               (c) Indebtedness secured by the Liens described in clauses (b) through (i) of the definition of Permitted Liens;

               (d) Intentionally Omitted;

               (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c) and (g) of this Section 7.1 (and continuance or
                                                 -----------
renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness;

               (f) (i) Indebtedness permitted by Section 7.6 of this Agreement,
                                                 -----------
(ii) Indebtedness to Cortelco International, Inc. in an aggregate amount not to exceed $250,000 outstanding at any time, and (iii) Indebtedness to Parent pursuant to that certain Promissory Note dated August 19, 1992, in the original principal amount of $750,000 (the "Parent Note");

               (g) Indebtedness pursuant to the First Bank Mortgage in an aggregate principal amount not to exceed $4,600,000.

          7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(e) and so long as the replacement Liens only encumber those assets
--------------
or property that secured the original Indebtedness).

          7.3 Restrictions on Fundamental Changes. Enter into any merger, consolidation, or reorganization, or any recapitalization or reclassification of its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

          7.4 Sale or Disposal of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than (a) the sale of Inventory in the ordinary course of Borrower's business and (b) physical assets disposed of or replaced in the ordinary course of Borrower's business as currently conducted and in an aggregate amount not exceeding $100,000 during any fiscal year.

          7.5 Change Name. Change Borrower's name, FEIN, corporate structure, or identity, or add any new fictitious name.

          7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

          7.7 Nature of Business. Make any change in the principal nature of Borrower's business.

          7.8  Repayments, Prepayments and Amendments.

               (a) Make any payment on the Parent Note or the Alcatel Debt; provided, however, if no Default or Event of Default then exists or would be caused thereby, Borrower may make payments of principal and accrued interest on the Parent Note and the Alcatel Debt if (i) after giving effect to such payments and of other Advances to be made hereunder on such date, Borrower shall have borrowing availability hereunder of not less than $200,000, (ii) the aggregate amount of all principal payments on the Parent Note made by Borrower during the term of this Agreement does not exceed $750,000, (iii) the aggregate amount of all principal payments on the Alcatel Debt (whether made directly to Alcatel or via a distribution to Parent) during the term of this Agreement does not exceed $250,000, and (iv) all payments by Borrower to the Parent on account of the Parent Note are used by Parent to repay the Alcatel Debt;

               (b) Except in connection with a refinancing permitted by Section
                                                                        -------
7.1(e), prepay, redeem, retire, defease, purchase, or otherwise acquire any
------
Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement; and

               (c) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), (d), (e) or (f)(iii).
      ------------------------------------------

          7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control, except, with the prior written consent of Foothill (and if no Event of Default then exists, which consent shall not be unreasonably withheld), in connection with the conversion of Indebtedness of Borrower into equity securities of Borrower or other recapitalization of the stock of Borrower.

          7.10 Consignments. At any time, consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

          7.11 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding; provided, however, so long as no Default or Event of Default then exists or would be caused thereby, if Borrower's financial performance is equal to or better than that set forth in the Projections, Borrower may, in any fiscal year, make distributions to

Parent for payment of corporate overhead which, together with all distributions made to Parent during such fiscal year by Borrower, Cortelco Systems, Inc. and Cortelco International, Inc., do not exceed in the aggregate $750,000. Additionally, Borrower may make distributions to Parent for payment of the Alcatel Debt to the extent such payment is permitted by Section 7.8(a).

          7.12 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

          7.13 Investments. Except as permitted by Section 7.14 or as disclosed on Schedule 7.13 and except for investments of the type described in clauses (a)
   -------------
and (b) below which do not exceed $100,000 in an aggregate at any time owned by Borrower, directly or indirectly (a) make or acquire, or incur any liabilities (including contingent obligations) for or in connection with, any loan or advance to, or capital contribution in, any Person, (b) acquire the securities (whether debt or equity) of, or other interests in, any Person, or (c) acquire all or substantially all of the properties or assets of a Person.

          7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate. Additionally, other than as permitted by Sections 7.8(a) or 7.11 hereof, Borrower shall not make any loan or advance or
------------------------
otherwise transfer any funds (whether pursuant to an accounting entry on Borrower's or Parent's books or otherwise) to an Affiliate without the prior written consent of Foothill; provided, Borrower may make loans or advances to Cortelco International, Inc. in an aggregate amount not to exceed $250,000 outstanding at any time.

          7.15 Suspension. Suspend or go out of a substantial portion of its business.

          7.16 Compensation. Increase the annual fee or per-meeting fees paid to directors during any year by more than twenty-five percent (25%) over the prior year; or pay or accrue total cash compensation, during any year, to officers and senior management employees appointed or employed as of the Closing Date in an aggregate amount in excess of 120% of that paid or accrued in the prior year. Borrower shall not pay or accrue total cash compensation, during any year, to officers and senior management employees that are appointed or initially employed after the Closing Date in an amount in excess of that which is customary in Borrower's industry and consistent with Borrower's past business practices.

          7.17 Use of Proceeds. Use the proceeds of the Advances made hereunder for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional costs and expenses incurred in connection with this Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

          7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without providing thirty (30) days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any notice of lien filings, financing statements, mortgages or other agreements necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

          7.19 No Prohibited Transactions Under ERISA.  Directly or indirectly:

               (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

               (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

               (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

               (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

               (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

               (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

               (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

               (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $100,000.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

          8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 2, 4, 6
                                                                ----------------
(other than subsections 6.4, 6.8, 6.13, 6.14 or 6.15), or 7 of this Agreement;
            --------------------------------    ----      -

          8.3 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in subsections 6.4,
                                                                ----------------
6.8, 6.13, 6.14 or 6.15, or any other section of this Agreement not referenced
---------------    ----
elsewhere in this Section 8, or in any of the Loan Documents, or in any other
                  ---------
present or future agreement between Borrower and Foothill and such failure is not cured or remedied within five (5) days;

          8.4  If there is a Material Adverse Change;

          8.5 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

          8.6  If an Insolvency Proceeding is commenced by Borrower;

          8.7 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of
                                --------  -------
such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

          8.8 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          8.9 If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets having an aggregate value in excess of $200,000 by the United States government or the Puerto Rico government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof (Borrower expressly acknowledges that Foothill may establish a reserve for the amount of any Lien of any governmental authority filed with respect to or affecting any of the Collateral);

          8.10 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets;

          8.11 If there is a default in any material agreement to which Borrower is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

          8.12 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is expressly permitted hereunder and by the terms of the subordination provisions applicable to such Indebtedness;

          8.13 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

          8.14 If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

          8.15 If any Event of Default (as defined in the CII Loan Agreement) occurs under the CII Loan Agreement.

     9.   FOOTHILL'S RIGHTS AND REMEDIES.

          9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

               (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

               (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

               (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

               (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation, set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

               (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

               (i) Seek the appointment of a receiver or keeper to take possession of the Collateral and to enforce any of Foothill's remedies with respect to such appointment without prior notice or hearing;

               (j) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

               (k) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

               (l) Foothill shall give notice of the disposition of the Collateral as follows:

                   (1) Foothill shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                   (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) days
                                            ----------
before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                    (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five
(5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

               (m)  Foothill may credit bid and purchase at any public sale;

               (n) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower; and

               (o) Borrower hereby acknowledges that the Obligations arose out of a commercial transaction, and agrees that if an Event of Default shall occur Foothill shall have the right to an immediate writ of possession without notice of a hearing. Foothill shall have the right to the appointment of a receiver for the Collateral, and Borrower hereby consents to such rights and such appointment and hereby waives any objection Borrower may have thereto or the right to have a bond or other security posted by Foothill in connection therewith.

          9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.


     10.  TAXES AND EXPENSES.

          If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower,

Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section
                                                                       -------
6.10, and take any action with respect to such policies as Foothill deems
----
prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.


     11.  WAIVERS; INDEMNIFICATION.

          11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

          11.2 Foothill's Liability for Collateral. So long as Foothill uses reasonable care in the custody and preservation of Collateral in its possession, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold Foothill, and each of its officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 for consequential damages or with respect to any
                  ------------
Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.


     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

          If to Borrower:          CORTELCO PUERTO RICO, INC.
                                   1550 Ponce de Leon Avenue
                                   San Juan, Puerto Rico  00926
                                   Attn: Edwin J. Colberg
                                   Fax No. 787-281-1740
          and, only in connection
               ------------------
          with a notice under
          -------------------
          Section 8 or 9 hereof,
          ---------------------
          with a copy to:          Baker, Donelson, Bearman &
                                   Caldwell
                                   165 Madison Avenue, 20th Floor
                                   Memphis, Tennessee 38103
                                   Attn: Charles T. Tuggle, Jr., Esq.
                                   Fax No. 901-577-2303

          and                      Nevares, Sachez-Alvarez & Gonzalez-Nieto
                                   53 Palmeras Street
                                   Suite 401
                                   San Juan, Puerto Rico 0091-2408
                                   Attn: Francisco Gonzalez-Nieto
                                   Fax No.:  787-724-4446

          and                      Cortelco Systems Holding Corp.
                                   4119 Willow Lake Boulevard
                                   Memphis, Tennessee   38118
                                   Attn: James D. Finn
                                   Fax No.:   901-795-0352

          If to Foothill:          FOOTHILL CAPITAL CORPORATION
                                   11111 Santa Monica Boulevard
                                   Suite 1500
                                   Los Angeles, California 90025-3333
                                   Attn:  Business Finance Division Manager
                                   Fax No. (310) 478-9788


          with a copy to:          Paul, Hastings, Janofsky & Walker LLP
                                   600 Peachtree Street, NE, Suite 2400
                                   Atlanta, Georgia 30308
                                   Attn: Jesse H. Austin, III, Esq.
                                   Fax No. (404) 815-2424


The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, shall be deemed received on the earlier
                             ----------
of the date of actual receipt or three (3) days after the deposit thereof in the mail.


     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PUERTO RICO. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF PUERTO RICO OR IN THE COUNTY OF FULTON, STATE OF GEORGIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. TO THE EXTENT PERMITTED BY APPLICABLE LAW,
                     ----------
BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.


     15.  GENERAL PROVISIONS.

          15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

          15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or
--------  -------
duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder to an Affiliate of Foothill or in connection with a bulk sale of its portfolio of financial accommodations and no consent or approval by Borrower is required in connection with any such assignment. No other assignment (except as set forth in the next sentence) by Foothill shall be permitted without the consent of Borrower, which consent shall not be unreasonably withheld or delayed. Foothill reserves the right to sell syndicated interests in and/or grant participations in all or any part of, or in any interest in Foothill's rights and benefits hereunder. In connection with any such assignment, sale of a syndicated interest or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

          15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

          15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          15.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          15.10  Time of the Essence.  Time is of the essence of this Agreement.



             [The Remainder of this Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal in San Juan, Puerto Rico.


                         CORTELCO PUERTO RICO, INC.,
                         a corporation organized under the laws
                         of Puerto Rico


                         By: /s/ Edwin Colberg
                            --------------------------------------------
                         Name:   Edwin Colberg
                              ------------------------------------------
                         Title:  Vice President and General Manager
                               ----------------------------------------- (SEAL)

                         FOOTHILL CAPITAL CORPORATION,
                         a California corporation, with an office in Atlanta, Georgia

                         By: /s/ Rhonda R. Foreman
                            --------------------------------------------
                         Name:   Rhonda R. Foreman
                              ------------------------------------------
                         Title:  Vice President
                               -----------------------------------------

===============================================================================================
                                                                        NAME
                                                                        ----
                                                 STATE      FOOTHILL    OF          AMOUNT
                                                 -----      --------    --          ------
FACILITY                                         AND ZIP    LIEN        PRIOR       OF PRIOR
--------                                         -------    ----        -----       --------
NAME            ADDRESS      CITY      COUNTY    CODE       POSITION    LIENOR      LIEN
----            -------      ----      -------   ----       --------    ------      ----
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================